Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2013

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 11,061,972.93	$ 37,489,796.27
Capital Sub-Account	$ 2,500,021.34	$ 3,949,018.00
Overcollateralization Sub-Account	$ 2,083,360.14	$ 2,961,863.26
Reserve Sub-Account	$ 458,493.36	$ 1,498,979.36

REP Deposit Account*	$ 5,796,262.94

*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.